Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Fresenius Medical Care AG & Co. KGaA .
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
		Newly Registered Securities
	Primary Offering
Fees to be Paid	Equity	Ordinary bearer share, no par value	457(c)(1)	199,033,067	(2)(3)	$42.34	(1)	$8,427,060,056.78	$110.20 per $1,000,000	$928,662.02

Total Offering Amount										$928,662.02
Total Fees Previously Paid										928,662.02
Net Fee Due										$0.00

(1)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $42.34 per share, which is the average of the dollar value of the high and low prices of the Registrant’s ordinary bearer shares, no par value, as reported on the Frankfurter Stock Exchange, as of March 31, 2023. For purposes of this calculation, a Euro / U.S. Dollar exchange rate of €1.00 = $1.0839 as reported by Bloomberg L.P. as of 5:00 p.m. Eastern time on March 31, 2023 was used.

(2)	Consists of the 199,033,067 ordinary bearer shares without par value.

(3)	This registration statement also shall be deemed to cover an indeterminate number of additional shares of ordinary bearer share which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.